                                                                   EXHIBIT 10(b)

                             SEPARATION AGREEMENT

      This is an agreement by and between Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia/HCA" or the "Company"), and David T. Vandewater (the "Executive"), entered into this 25th day of July, 1997 ("Separation Agreement").

      WHEREAS, David T. Vandewater has served as President and Chief Operating Officer of the Company;

      WHEREAS, the Company and the Executive wish to provide for an orderly and immediate transition of duties, offices and responsibilities from the Executive to a successor;

      WHEREAS, the Company and Executive desire to settle and compromise fully and finally any and all disputes, controversies, entitlements, and claims that the Executive may have to compensation, benefits and other payments arising out of the Executive's employment and relationship with the Company on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the promises, covenants, and agreements contained herein, the parties agree as follows:

     1. The Executive's employment shall terminate, effective at the close of business, July 25, 1997 (the "Separation Date"), as of which date Executive shall cease to be an officer and employee of the Company and an officer, director and employee of its subsidiaries and affiliates and shall resign from his positions as an officer and employee of the Company and resign from his positions as an officer, director and employee of its subsidiaries and affiliates.

     2. The Executive agrees with the Company that, notwithstanding any other agreement, oral or written, the following, together with amounts payable pursuant to paragraph 3 hereof, accurately reflects all of the compensation, benefits and perquisites payable or otherwise to be provided by the Company to the Executive after the Separation Date and that the Executive is not entitled to any compensation, benefits or perquisites except as set forth in this Agreement; provided that all compensation, benefits and perquisites payable hereunder shall be paid after withholding for taxes required to be withheld by the Company, including income taxes, at the then current published federal and state rate (which, in the aggregate, is, as of the date hereof, 26%), unless Executive elects in writing to the Company to use a higher rate; provided, further, that all personal income and related taxes applicable to any and all compensation, benefits and perquisites due or payable hereunder shall be paid by
Executive:

     (a) On the Separation Date, Executive will receive a one-time payment in the amount of $3,240,000.

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


     (b) Executive shall have the right to exercise the Executive's vested stock options at any time within ninety (90) days after the Separation Date.

     (c) The Company will pay relocation costs should the Executive move more than 90 miles from Nashville, Tennessee within two years from the Separation Date. Relocation costs will include all reasonable moving expenses. In addition, contemporaneously, the Executive shall have the option to have the Company purchase the Executive's primary residence at the price of the Executive's net cumulative investment costs and assume any mortgage indebtedness on this residence.

     (d) For a period of two (2) years from the Separation Date, the Company will reimburse the Executive for reasonable office expenses, including office rent and secretarial staff for use in performing the services contemplated under paragraph 3 hereof. The Company will not be required to pay for such office expenses if the Executive is employed by or working for any company of which he is less than a 50% owner or partner.

     (e) Executive acknowledges that he has been notified by the Company of his right to pay premiums to continue his coverage under certain of the life and accident insurance coverage previously provided to him by the Company for as long as the Company maintains such policies in effect. Executive understands that if he fails to or chooses not to pay any insurance premium after the Separation Date, his insurance coverage will lapse under the terms of any applicable insurance policy. Except as provided in paragraph 3 below, the Company shall have no obligation to provide Executive other insurance.

     (f) Executive retains all rights under the Columbia/HCA Healthcare Corporation 1995 Management Stock Purchase Plan.

     (g) The Executive shall be reimbursed for all accrued, but unused vacation time, and accrued bonus for the time period January 1, 1997 through the Separation Date.

     3. Executive hereby agrees to make himself available at the request of the Company, at reasonable times and upon reasonable notice, for a period of five
(5) years from the Separation Date, to serve as a consultant to the Company on matters the Company shall designate as set forth later in this paragraph. Executive agrees to provide advice and consulting services (collectively, the "Consulting Services") upon a request therefor communicated to him by any senior executive officer of the Company. In consideration thereof and for so long as he provides the Consulting Services in accordance with the terms hereof, Executive shall receive a consulting fee of $600,000 per annum, payable in equal monthly installments beginning on the Separation Date. The Executive will be eligible to be reimbursed for his reasonable business expenses incurred in providing the Consulting Services. Withholding will apply to consulting payments received by Executive unless an acceptable legal opinion is received from Executive's legal counsel indicating that withholding is not applicable. Executive agrees that the Consulting Services will be consultation with and assistance to the Company in connection with issues involving litigation, compliance and/or any governmental or other investigations involving the Company, its existing and former employees, or any of its affiliated or associated entities during

Executive's tenure as employee. During the five (5) year period that Executive provides Consulting Services, the Company shall, at its own expense, provide Executive with Executive's existing or comparable health benefits.

     Nothing contained in this paragraph shall require the Executive to act contrary to the advice of counsel.

     4. Executive agrees that, for a period of two years from the Separation Date, he shall not, directly or indirectly, for his own benefit or as agent for another, carry on or participate in the ownership, management or control of, or be employed by, or serve as a director of, or consult for, or license or provide know how to, or otherwise render services to, or allow his name or reputation to be used in or by, any healthcare provider which owns and operates more than 50 acute care hospitals in the United States as a healthcare provider; provided that nothing contained herein shall limit the right of Executive, as an investor, to hold and make investments in securities of any corporation or other entity that competes in the lines of business in which the Company, its subsidiaries or its affiliates are engaged that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided that the aggregate of all of Executive's equity interests therein does not exceed at any time 5% of the outstanding equity interests in such corporation or other entity. On the first two anniversaries of the Separation Date, the Executive shall report to the Company any employment by or investment in a healthcare provider which owns and operates more than 50 acute care hospitals.

     Executive acknowledges that he considers the restrictions set forth in this paragraph to be reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate interests of the Company. It is the desire and intent of the parties hereto that the provisions of this paragraph shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this paragraph shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. Further, in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, each of the parties hereby agrees that such restriction shall apply with such modification as may be necessary to make it valid in the jurisdiction as to which the determination is made.

     5. Executive acknowledges that, subject to the payments to be made under this Agreement, he has been paid all amounts to which he is entitled or may make claim as a result of his employment with the Company, including all salary and incentives and payment for any and all accrued but unused vacation benefits.

     6. In further consideration of the foregoing, except as provided in the last paragraph of this paragraph and the obligations undertaken by the Company pursuant to this Agreement,

Executive and his descendants, ancestors, heirs, executors, successors, and assigns hereby release, remise, acquit, forever discharge, covenant not to sue or make claim, and agree to indemnify and hold harmless the Company and each of its subsidiaries and assigns from and against any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held or had, or at any time own or hold or have, against the Company, and also releases and discharges, without limiting the generality of the foregoing, any and all of the foregoing which arise out of or are in any way connected with any transactions, occurrences, acts or omissions regarding or relating to his employment with the Company, or the termination of his employment, including any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws.


     Subject to Paragraph 16 herein, the release set forth in this paragraph is intended as a release of all claims against the Company, whether now known or unknown. In furtherance thereof, Executive expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight, error or otherwise, been omitted from the terms of this Agreement. Executive makes this waiver with full knowledge of his rights, after consulting with legal counsel, and with specific intent to release both his known and unknown claims.

     Notwithstanding the foregoing, nothing in the release set forth in this paragraph nor anything else in this Agreement shall be deemed a waiver or release by Executive of any right that Executive now has, under this Agreement, to claim indemnity for liabilities in connection with his activities as a director, officer or employee of the Company pursuant to paragraph 8 herein, any applicable statute, under any insurance policy, or pursuant to the Restated Certificate of Incorporation or Bylaws of the Company.

     7. (a) Executive acknowledges that he has held a sensitive management position with the Company and that, by virtue of having held such position, he has had access to and has learned the Company's and its subsidiaries' and affiliates' confidential and proprietary information and trade secrets pertaining to its operations, officers and directors. Executive agrees that he shall keep all such information confidential and that he shall not disclose any such information to any other person, except as may be required by law and then only upon as much prior written notice of an intention to disclose as may be practicable to provide the Company an opportunity to protect its information. Without limiting the generality of the foregoing, Executive agrees that he will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning the Company, its subsidiaries, affiliates, operations, or any matters concerning his employment with the Company. Executive further agrees that he will not talk to or provide any documents to any private, nongovernmental party concerning any allegation of unlawful activity or conduct, except as required by law. Executive agrees that he will not solicit any employee of the Company, its subsidiaries or affiliates for employment for a period of two (2) years from the Separation Date.

         (b) The Company agrees that it shall keep all information pertaining to the Executive confidential and that it shall not disclose any such information to any other person, except as may be required by law and then only upon as much prior written notice of an intention to disclose as may be practicable to provide the Executive an opportunity to protect his information. Without limiting the generality of the foregoing, the Company agrees that it will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning the Executive, or any matters concerning his employment with the Company. The Company further agrees that it will not talk to or provide any documents to any private, nongovernmental party concerning any allegation of unlawful activity or conduct, except as required by law.

         (c) The parties agree that no provision of this paragraph 7 or any other provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties or producing materials or giving testimony pursuant to lawful process or in a court or administrative proceeding.


         (d) Executive agrees that if he receives a subpoena or is otherwise required by law to provide information to a governmental entity or other person concerning the activities of the Company or his activities in connection with the Company's business, he will immediately notify the Company of such subpoena or requirement and deliver forthwith to the Company a copy of such subpoena and any attachments and nonprivileged correspondence related thereto.

         (e) The parties agree to issue the public statement set out in Appendix 1 attached hereto. Executive and the Company agree to make no public statements to the newspapers, television, magazines or any other media or otherwise inconsistent with the public statement in Appendix 1.

         (f) The Company will not make any statements that will disparage Executive's character or reputation, unless the statement is required to be disclosed by law. Executive will not make any statements that will disparage the Company, unless the statement is required to be disclosed by law.

     8. The Company is currently advancing to the Executive expenses and fees for retention of legal counsel in connection with matters relating to his actions as an officer, director, or employee of the Company. In accordance with, and to the fullest extent allowed by, the provisions of Delaware law and Article Sixteenth of the Restated Certificate of Incorporation of the Company, filed February 10, 1994, Executive will be provided prompt advancement and indemnification of any and all legal fees and costs relating to, in any way, all such civil, criminal and administrative investigations or proceedings, and Executive will retain control of the selection and retention of his personal counsel in all such matters. Further, Executive will be provided prompt and complete indemnification, in accordance with, and to the fullest extent allowed by, the provisions of Delaware law and Article Sixteenth of the Restated Certificate of Incorporation of the Company, filed February 10, 1994, for any payments of any kind, including, but not limited to, judgments, penalties, fines, costs, forfeiture, and/or restitution relating to, in any manner, all such civil, criminal and administrative investigations or proceedings. Finally, the Company will grant to Executive the limitations of liability available to a Director under Section Twelfth of the Restated Certificate of Incorporation of Columbia Healthcare Corporation dated the 10th day of February 1994.

     The Company will continue to insure Executive under all Directors and Officers liability insurance policies that it will maintain from time to time for a period of not less than 5 years following his separation


     9. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the Conflicts of Laws rules thereof.

     10. Except for the public statement set out in Appendix 1 hereto, the parties agree that they will keep the terms, amounts and facts of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone except their respective attorneys or accountants, including, but not limited to, any past, present, or prospective employees of the Company or any of its parent, subsidiary or related companies or entities, except, in each case, as may be requested by governmental entities or required by law, including, without limitation, filings with the Securities and Exchange Commission.

     11. The Executive represents and warrants that he has acted in good faith and in what he reasonably believed to be in the best interest of the Company, and that he had no reasonable cause to believe that any of his conduct was unlawful.

     12. This Separation Agreement constitutes the entire agreement among the parties with respect to the subject matter thereof, and supersedes any other agreement with respect thereto, and there are no other agreements or understandings related to those matters, except as expressly recited therein.

     13. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute but one and the same Separation Agreement.

     14. Executive acknowledges that he has had the advice of independent counsel selected by him in connection with the terms of this Separation Agreement, and that no offer, promise, inducement or consideration of any kind or degree, except as expressly stated in this Separation Agreement, has been provided or promised to Executive by the Company or any other person in connection with Executive's entry into this Separation Agreement.

     15. Should any provision of this Agreement be declared and/or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

     16. In the event of any dispute under this Separation Agreement, the propriety of any position regarding such dispute shall be determined exclusively in an arbitration proceeding at the American Arbitration Association under its Commercial Arbitration Rules, which the Company or the Executive may commence in Nashville, Tennessee. If either party believes that the other has violated the provisions of this Agreement, notice in writing shall be provided to the other party. If no resolution is reached within fourteen days of such notice, either party may request binding arbitration of the issue by the American Arbitration Association. This paragraph shall provide the sole method for resolution of disputes under this Agreement. Any disputes as to whether any dispute, controversy or claim is subject to arbitration also shall be settled by binding arbitration.

     17. The rights of the Company hereunder shall inure to the benefit of any and all of its successors and assigns. The rights of the Executive hereunder shall inure to the benefit of any and all heirs and assigns. A modification or waiver of any of the provisions of the Agreement shall be effective only if made in writing and signed by each of the parties. The failure of any party to insist upon the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or any other provision.

     18. Any notices required to be given pursuant to the provisions hereof shall be given in writing to the designees below by certified mail, return receipt requested, and facsimile transmission as follows:


         If to the Company:

                              General Counsel
                              Columbia/HCA Healthcare Corporation
                              One Park Plaza
                              P.0. Box 550
                              Nashville, Tennessee
                              37202-0550
                              615-434-5029(fax)


         If to the Executive:

                              James F. Neal
                              William T. Ramsey
                              Neal & Harwell
                              Suite 2000
                              First Union Tower
                              Nashville, Tennessee
                              37219
                              615-726-0573 (fax)

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

     IN WITNESS WHEREOF, Columbia/HCA and Executive have caused this Separation Agreement to be executed and entered into as of the day and year first above written.

                              COLUMBIA/HCA HEALTHCARE CORPORATION



                              By: /s/ THOMAS F. FRIST, JR.
                                 --------------------------------
                              Name:
                              Title:



                              EXECUTIVE

                              /s/ DAVID T. VANDEWATER
                              -----------------------------------


                              /s/ JAMES F. NEAL
                              -----------------------------------
                              Counsel for David T. Vandewater

                      [LOGO OF COLUMBIA/HCA APPEARS HERE]

                                                                  NEWS
                                                           FOR IMMEDIATE RELEASE


INVESTOR CONTACT:            MEDIA CONTACTS:
Victor L. Campbell           Eve Hutcherson            Sue Atkinson
Columbia                     Columbia                  Atkinson Public Relations
615/344-2053                 615/344-2737              615/320-7532


CONTACTS FOR SCOTT & VANDEWATER:
Edward Nebb/Eric Starkman
Morgan-Walke Associates
212/850-5600


                     SCOTT, VANDEWATER RESIGN AT COLUMBIA;
                         FRIST NAMED CHAIRMAN AND CEO

NASHVILLE, TENN - JULY 25, 1997 -- Columbia/HCA Healthcare Corporation (NYSE:COL) today announced the resignations of Richard L. Scott, chairman, chief executive officer, and a director; and David T. Vandewater, president and chief operating officer, effective immediately.

     Thomas F. Frist, Jr., M.D., vice chairman of the company's board, has been named chairman and chief executive officer. Frist has been a leader in the healthcare industry for 30 years.

     The resignations were offered by the two executives, and accepted by the board. Both executives emphasized that throughout their tenure they have acted honorably and in the best interests of the company.

     Scott said, "Since founding Columbia, we have been dedicated to improving healthcare through a focus on quality care. At the same time, we have had a strong emphasis on creating value for shareholders. Though the decision to resign was an extremely difficult one, we consider it to be the ultimate demonstration of our commitment to Columbia's mission."

     "Rick and David have been catalysts in addressing the growing healthcare challenges in this country. We are grateful for their tireless efforts and contributions to improving the quality of healthcare in this country," Frist said.

     "Our board and management will be focusing on providing full cooperation with all governmental agencies. We will also ensure that all Columbia facilities and employees are in full compliance with the law," Frist said.


                                     # # #




--------------------         --------------------          ---------------------
Thomas F. Frist, Jr.            Richard L. Scott             David T. Vandewater